As filed with the Securities and Exchange Commission on February 19, 1998

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)




                                  Toy Biz, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    892261108
--------------------------------------------------------------------------------
                                 (CUSIP Number)





* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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





CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Zib Inc.

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                    (b) / /
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
2            5           SOLE VOTING POWER

                                0
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
             6            SHARED VOTING POWER
                                   9,256,000
             7            SOLE DISPOSITIVE POWER
                                          0
             8            SHARED DISPOSITIVE POWER
                                    9,256,000
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        9,256,000
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
               / /
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        33.4%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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





CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Isaac Perlmutter T.A.
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Florida
--------------------------------------------------------------------------------
2           5            SOLE VOTING POWER
                                0
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
             6            SHARED VOTING POWER
                                 9,256,000
             7            SOLE DISPOSITIVE POWER
                                        0
             8            SHARED DISPOSITIVE POWER
                                 9,256,000
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        9,256,000
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           / /
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        33.4%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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





CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Object Trading Corp.
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                 (b) / /
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
2            5            SOLE VOTING POWER
                                  0
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
             6            SHARED VOTING POWER
                                    12,500
             7            SOLE DISPOSITIVE POWER
                                        0
             8            SHARED DISPOSITIVE POWER
                                    12,500
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           12,500
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            / /
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             The Laura & Isaac Perlmutter Foundation Inc.
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                (b) / /
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Florida
--------------------------------------------------------------------------------
2            5             SOLE VOTING POWER
                                    0
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
             6            SHARED VOTING POWER
                                 250,000
             7            SOLE DISPOSITIVE POWER
                                   0
             8            SHARED DISPOSITIVE POWER
                                 250,000
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          250,000
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            / /
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       0.9%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                          Page 5

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





CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Isaac Perlmutter
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                 (b) / /
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
2            5              SOLE VOTING POWER
                                  0
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
             6            SHARED VOTING POWER
                                 9,518,500
             7            SOLE DISPOSITIVE POWER
                                        0
             8            SHARED DISPOSITIVE POWER
                                 9,518,500
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        9,518,500
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            / /
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       34.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                          Page 6

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CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------



          This Amendment No. 2 amends and supplements the Schedule 13G, and Amendment No. 1 thereto, filed by Zib Inc., Isaac Perlmutter T.A. and Isaac Perlmutter on February 14, 1996 and February 14, 1997, respectively, with respect to beneficial ownership of shares of Class A common stock, par value $.01 per share, of Toy Biz, Inc. ("Common Stock").

Item 1(a).        Name of Issuer:

                  Toy Biz, Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  685 Third Avenue
                  New York, New York  10017

Item 2(a).        Name of Person Filing:

                  Isaac Perlmutter, Zib Inc., and the Isaac Perlmutter T.A.
                  Mr. Perlmutter is a trustee and the sole beneficiary of the Isaac Perlmutter T.A. (the "Trust"), a Florida trust established by Mr. Perlmutter. Mr. Perlmutter may revoke the Trust at any time. The Trust is the sole stockholder of Zib Inc., a Delaware corporation, which is the security holder of record of 9,256,000 shares of Common Stock. Mr. Perlmutter is also the sole stockholder of Object Trading Corp., a Delaware corporation, which is the security holder of record of 12,500 shares of Common Stock. Mr. Perlmutter is also a director and the president of the Laura & Isaac Perlmutter Foundation Inc. (the "Foundation"), a tax-exempt Florida not-for-profit corporation that is the security holder of record of 250,000 shares of Common Stock.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  685 Third Avenue
                  New York, New York 10017

Item 2(c).        Citizenship:

                  U.S.A.

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  892261108

Item 3.           Type of Reporting Person Filing Pursuant to Rule 13d-1(b) or
                  13d-2(b):

                  Not Applicable.



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CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------


Item 4.           Ownership:

                   (a)      Amount Beneficially Owned as of December 31, 1997:
                            9,518,500 shares of Class A Common Stock, par value $.01 per share

                   (b)      Percent of Class:
                            34.3%

                   (c) Number of shares as to which the Reporting Person has:

                            (i) sole power to vote or to direct the vote:   0

                            (ii) shared power to vote or to direct the vote:
                                 9,518,500(1)

                            (iii) sole power to dispose or to direct the
                                 disposition of: 0

                            (iv) shared power to dispose or to direct the
                                 disposition of: 9,518,500(1)

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reporting on By the Parent Holding
                  Company:

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable.

Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10.          Certification:

                  Not Applicable.

---------------

(1) Shared pursuant to the Amended and Restated Proxy and Stock Option Agreement, dated as of November 19, 1997, by and among Isaac Perlmutter, Isaac Perlmutter T.A., Zib Inc. and certain secured creditors of Marvel Entertainment Group, Inc. and certain of its direct and indirect subsidiaries, which is incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Toy Biz, Inc. with the Securities and Exchange Commission on November 24, 1997.


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





CUSIP No. 892261108                                    SCHEDULE 13G
--------------------------------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1998

                                           ZIB INC.


                                           By:    /s/ Isaac Perlmutter
                                                  --------------------
                                                  Name: Isaac Perlmutter
                                                  Title: President



                                           ISAAC PERLMUTTER T.A.


                                           By:   /s/ Isaac Perlmutter
                                                 --------------------
                                               Isaac Perlmutter, Trustee



                                           OBJECT TRADING CORP.


                                           By:    /s/ Isaac Perlmutter
                                                  --------------------
                                                  Name: Isaac Perlmutter
                                                  Title: President



                                          THE LAURA & ISAAC PERLMUTTER
                                          FOUNDATION INC.


                                          By:    /s/ Isaac Perlmutter
                                                 --------------------
                                                 Name: Isaac Perlmutter
                                                 Title: President




                                                /s/ Isaac Perlmutter
                                                --------------------
                                                ISAAC PERLMUTTER




                                                                     Page      9

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